Exhibit 10.1.   Employment Agreement, dated January 28, 2009, by and between Braintech, Inc. and Jerry Osborn

BRAINTECH, Inc.	1750 Tyson’s Boulevard	www.BRAINTECH.com
a Nevada corporation	Suite 350
with its principal offices at:	McLean, Virginia 22102

CONFIDENTIAL

Employment Agreement

THIS AGREEMENT dated January 28, 2009 (“Effective Date”).

BETWEEN:

Jerry Osborn
6985 Woodlyn Ct.
Clarkson, MI  48348

("EXECUTIVE")

AND:

BRAINTECH, INC.

("BRAINTECH")

WHEREAS:

A.       BRAINTECH is a robotic vision software high-technology company that is publicly traded on the NASD Over-The-Counter Bulletin Board;

B.       The business objectives for BRAINTECH include developing and operating the sales, marketing and technology of its existing markets for its software products especially in the development and growth of revenue for Braintech Industrial Inc., a wholly-owned subsidiary of BRAINTECH Inc. (“Industrial”) and Braintech Government Defense Systems Inc. , a wholly-owned subsidiary of BRAINTECH Inc. (GDS).

C.       In order to achieve the business objectives BRAINTECH wishes to engage EXECUTIVE to serve at its Detroit area office at 2001 Centerpoint Parkway, Suite 103, Pontiac, MI 48341 as Executive Vice President, Braintech, Inc. and President, Braintech Industrial, Inc., on the terms and conditions set forth in this Agreement.

IN CONSIDERATION of the mutual promises contained herein, the parties agree as follows:

1.        EMPLOYMENT:  BRAINTECH hereby employs EXECUTIVE to perform the duties and render the services customarily required for the position(s) set forth above, and EXECUTIVE hereby accepts said employment and agrees faithfully to perform said duties and render said services, subject to the terms and conditions of this Agreement. With the CEO’s approval, EXECUTIVE may serve in the capacity of director of other corporations or charities provided that activity does not materially interfere with EXECUTIVE’s ability to perform his duties hereunder and that any such entities do not compete with BRAINTECH’s business.

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2.        TERM:  EXECUTIVE’s full time employment with BRAINTECH is for a term of three (3) years, unless terminated earlier in accordance with Paragraph 12 of this Agreement (“Term”).

3.        REPORTING: EXECUTIVE shall report directly to Rick Weidinger, BRAINTECH’s Chief Executive Officer (referred to herein as the “CEO”).

4.        DUTIES:  EXECUTIVE agrees to perform such duties as normally required for the position(s) set forth above and carry out the policies, procedures and projects as assigned by the CEO, including:  a) to assess, acquire and balance operational resources throughout the organization; (b) responsible for support services, training, vision solution development, vision integration, etc; (c) oversight of all operational projects; (d) responsible for proposal development; (e) responsible for sales support, revenue generation and business development and the coordination of operational resources; (f) responsible for “asset management” -  particularly ensuring lab in Detroit and office in Virginia is properly outfitted with robots, vision hardware, tooling, etc; and (g) member of executive staff with participation in strategic discussions. EXECUTIVE understands and agrees that his position(s) may require extensive travel both within and outside of the Detroit metropolitan area.  For the avoidance of doubt, EXECUTIVE’s duties shall not include the research and development or other activities/operations of the CTO including capital equipment requests and approval processes.  EXECUTIVE’s duties shall include those of President of an operating subsidiary.  Within 30 to 45 days after the start of EXECUTIVE’s employment, the parties agree to refine the definition of EXECUTIVE’s duties contained in this Paragraph 4.

5.        BASE SALARY:  BRAINTECH shall pay EXECUTIVE, in consideration for the services, an annual base salary of US$175,000.00 (“Base Salary”).  The Base Salary shall be paid on a current, pro-rated basis at least twice each month beginning on the Effective Date. EXECUTIVE will be eligible for a Base Salary increase of up to 10% annually as part of a performance evaluation and such increase will be at the CEO’s discretion based upon the EXECUTIVE’S performance of his duties as mutually agreed upon with CEO.

6.        SIGNING BONUS:  Upon execution of this Agreement, BRAINTECH shall pay a US$17,500 signing bonus to EXECUTIVE, which in return EXECUTIVE shall apply to the purchase of 1,750,000 shares of the common stock of BRAINTECH in accordance with Paragraph 7 below.

7.        BONUS SECURITIES COMPENSATION:  EXECUTIVE shall be entitled to bonuses, based on achieving certain milestones, which bonuses will be provided in the form of a first tranche of 250,000 issued shares of restricted Common Stock, a second tranche of 250,000 issued shares of restricted Common Stock, a third tranche 250,000 issued shares of restricted Common Stock, a fourth tranche of 500,000 issued shares of restricted Common Stock, and a fifth tranche of 500,000 shares of restricted Common Stock (collectively, all five such tranches are hereinafter referred to as the “Bonus Stock”) of BRAINTECH at a purchase price of US$0.01 per share, and options to purchase 500,000 shares of Common Stock (the “Bonus Stock Options”) of BRAINTECH, in accordance with the Bonus Stock and Bonus Stock Option Incentive Plan (the “Bonus Plan”) approved by the Board of Directors on October 22, 2007 and attached as Schedule 1.  EXECUTIVE hereby applies his $17,500 signing bonus described in Paragraph 6 above to the purchase of the Bonus Stock.  The vesting of the Bonus Stock and the Bonus Stock Options is subject to the milestones and levels of incentive compensation set forth in the Bonus Securities Compensation Structure as set forth in Appendix I of this Agreement.

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8.        BONUS CASH INCENTIVE:  EXECUTIVE will be eligible to participate in BRAINTECH’s 2009 Bonus Incentive Plan with a target payout of up to 40% of EXECUTIVE’s Base Salary for 2009, pro-rated based on EXECUTIVE’s start date.  A copy of the 2009 Bonus Incentive Plan is available from Human Resources.  EXECUTIVE will also be eligible to participate in BRAINTECH’s bonus incentive plans for subsequent years.

9.        BENEFITS:  EXECUTIVE shall be entitled to the following benefits:

(a)       Leave.  Thirty (30) days of paid leave per year.  This leave may be used as vacation, personal leave or short-term sickness, and is vested immediately upon the Effective Date;

(b)       Holidays.  Holidays shall be determined by BRAINTECH.  A list of the holidays for 2009 is available from Human Resources; and

(c)       Medical/Dental/Group Life and Disability Insurance. EXECUTIVE has insurance benefits from his former employer through February 28, 2009.  From March 1, 2009 until EXECUTIVE becomes eligible for BRAINTECH’s insurance, BRAINTECH shall reimburse 80% of EXECUTIVE’s COBRA payments.  When EXECUTIVE becomes eligible for BRAINTECH’s insurance, BRAINTECH shall provide to EXECUTIVE a comprehensive family health insurance policy including medical, dental, life and long term disability plans.

10.       EXPENSE REIMBURSEMENT: EXECUTIVE shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by EXECUTIVE in the performance of EXECUTIVE's duties.  EXECUTIVE will maintain records and written receipt as required by BRAINTECH policy and reasonably requested by the accounting manager to substantiate such expenses.  All such expenses are subject to the approval of the CEO and are to be reimbursed within twenty (20) business days after submission.  BRAINTECH will also provide EXECUTIVE with a company credit card.

11.       OTHER EXPENSES/BENEFITS:  EXECUTIVE shall be entitled to reimbursement of following expenses:

(a)       Cell Phone/Data Services/Laptop. BRAINTECH shall provide EXECUTIVE with a Blackberry or other cell phone / data device of EXECUTIVE’s choice and BRAINTECH shall pay the charges related to the purchase of such device and its use. BRAINTECH shall also provide EXECUTIVE with a laptop computer and other reasonable equipment consistent with his role(s).

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(b)       Professional Meetings and Professional Organizations’ Dues. EXECUTIVE shall be entitled to attend and participate in appropriate professional meetings approved by the CEO at the local, state, and national levels with the reasonable expenses for such attendance to be borne by BRAINTECH.  BRAINTECH shall also pay EXECUTIVE’s professional membership fees and dues. The EXECUTIVE may hold offices or accept responsibilities in these professional organizations provided that such responsibilities are applicable to EXECUTIVE’s position or do not interfere with the performance of his duties as stated herein.

(c)       Car Allowance. EXECUTIVE shall be paid a monthly car allowance of $600.00 which is in lieu of mileage and gas charges for business use unless such mileage or gas charges are considered to be in excess of normal practical business use in which case the CEO may pre-approve additional charges for mileage and gas.

12.       TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)       “Good Cause” shall mean:

i.        the willful and continued failure by EXECUTIVE to substantially perform his duties hereunder (other than due to incapacity from physical or mental illness) which failure continues after written demand for performance is delivered by the CEO to EXECUTIVE specifying the nature of such failure and providing a reasonable opportunity for EXECUTIVE to cure such failure;

ii.         gross misconduct which is or could reasonably be expected to become materially injurious to BRAINTECH, including, without limitation, fraud, or misappropriation of material Company property or unauthorized and intentional disclosure of material confidential information;

iii.      material dishonesty resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company.

(b)       “Good Reason” shall mean:

i.        any material reduction of the titles, duties or responsibilities of EXECUTIVE or assignment of any duties inconsistent with EXECUTIVE’s position; or

ii.       any material adverse change in EXECUTIVE’s compensation or benefits including but not limited to any failure by BRAINTECH, without EXECUTIVE’s consent, to pay to EXECUTIVE any portion of his Base Salary or any other earned compensation within ten (10) business days of the date such compensation is due or other breach by BRAINTECH of any of its obligations hereunder;

iii.      any material adverse change in EXECUTIVE’s compensation under the Bonus Plan or;

iv.       any requirement for EXECUTIVE to relocate outside of the Detroit, MI area;

v.        any obvious bad faith by BRAINTECH in dealing with EXECUTIVE or his employment conditions.

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(c)       Termination By BRAINTECH for Good Cause.  BRAINTECH may terminate EXECUTIVE’s employment without notice (or payment in lieu thereof) for Good Cause.  In such event, on the next regular payday following the date of his termination of employment (“Termination Date”), EXECUTIVE will be paid all unpaid compensation and benefits, allowances and perquisites hereunder up to the Termination Date, and EXECUTIVE shall be entitled to keep all Bonus Stock for which the milestone conditions have been satisfied, free of escrows. If BRAINTECH terminates EXECUTIVE for Good Cause, he shall not be entitled to any further cash Bonus under Paragraph 8.

(d)       Termination By EXECUTIVE.  EXECUTIVE may terminate this Agreement for any reason by giving the CEO 30 days’ prior written notice.  In such event, EXECUTIVE will be paid on the next regular payday following the Termination Date all unpaid compensation, leave and benefits, allowances and perquisites hereunder up to the Termination Date, and EXECUTIVE shall be entitled to keep all Bonus Stock for which the milestone conditions have been satisfied, free of all restrictions, escrows or other conditions and to all Bonus Stock Options which are vested as of such time and such Bonus Stock Options may be exercised at any time within twenty-four (24) months of the Termination Date.  If EXECUTIVE terminates without Good Reason, he shall not be entitled to any further Cash Bonus under Paragraph 8.

(e)       Death or Total Permanent Disability.  The total permanent disability or death of EXECUTIVE shall be treated as termination of EXECUTIVE by BRAINTECH without Good Cause. For the purposes of this Agreement, “Total Permanent Disability” means any physical or mental incapacity, disease or affliction as determined by a legally qualified medical practitioner, which prevents EXECUTIVE from performing his obligations as set out in this Agreement and which incapacity persists for a continuous period of six months or more.  This provision will also be subject to any duty to accommodate or human rights laws imposed by any government authority.

(f)       Termination by BRAINTECH without Good Cause or by EXECUTIVE for Good Reason.  In the event of a termination of this Agreement or EXECUTIVE’s employment by the Company without Good Cause, or due to Total Permanent Disability or due to the death of EXECUTIVE, or by EXECUTIVE for Good Reason, then EXECUTIVE will be entitled to and paid on the next regular payday following the Termination Date all unpaid compensation, leave and benefits, allowances and perquisites hereunder up to the Termination Date.  In addition, within 10 days after the date of execution of the Release (as defined hereinafter), BRAINTECH shall pay EXECUTIVE the “Severance Pay” (as hereinafter defined) and provide EXECUTIVE with the Bonus Securities Acceleration (as hereinafter defined) notwithstanding anything to the contrary in The Bonus Stock and Bonus Stock Option Incentive Plan (Schedule “A”):

i.        “Severance Pay” shall mean:

1.        a lump sum payment (less all deductions required by law such as income taxes) equal to two (2) times EXECUTIVE’s highest Base Salary during his employment with BRAINTECH; and

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2.        Continuation of all EXECUTIVE’s employee benefits and executive benefits under this Agreement for two (2) years after the Termination Date.

ii.       “Bonus Securities Acceleration” shall mean:

1.        all restrictions, including escrow restrictions, satisfaction of milestones and any other restrictions on Bonus Stock issued to EXECUTIVE will cease and EXECUTIVE will have clear title to all Bonus Stock subject to no further restrictions or contingencies, and

2.        all Bonus Stock Options granted as of the Termination Date will immediately vest in EXECUTIVE (and all milestones shall be deemed satisfied), and may be exercised on any date between the Termination Date and a date which is 36 months from the Termination Date.

iii.      BRAINTECH and EXECUTIVE agree that on the Termination Date, EXECUTIVE and BRAINTECH shall execute a mutual general release in the form attached hereto as Appendix II (“Release”), of any and all claims which BRAINTECH may have against EXECUTIVE or which EXECUTIVE may have against BRAINTECH and its officers, employees, directors, parents and affiliates.

(g)       Change in Control.  In the event of a Change in Control (as defined hereinafter), then, in addition to EXECUTIVE’s other rights under this Agreement and irrespective of whether or not EXECUTIVE’s employment is terminated, BRAINTECH shall provide EXECUTIVE with the Bonus Securities Acceleration. For the purposes of this Paragraph 12(g), "Change in Control" shall mean the first to occur of any of the following events:

i.        Any person or group of person (as defined in Paragraph 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) together with its affiliates, excluding employee benefit plans of BRAINTECH, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of BRAINTECH representing 50% or more of the combined voting power of BRAINTECH’s then outstanding securities and Rick Weidinger ceases to be the CEO of BRAINTECH; or

ii.       The shareholders of BRAINTECH approve a merger or consolidation of BRAINTECH with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of BRAINTECH outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of BRAINTECH, such surviving entity or any parent thereof outstanding immediately after such merger of consolidation in any single transaction or related series of transactions and Rick Weidinger ceases to be the CEO of BRAINTECH.

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13.       CONFIDENTIALITY:  Unless this agreement is publicly filed, EXECUTIVE agrees to keep the terms and conditions of this Agreement confidential and BRAINTECH reserves the right to terminate the Agreement if EXECUTIVE publicly discloses any of the terms and conditions contained herein without the specific written consent of BRAINTECH, other than disclosure by EXECUTIVE to his tax, financial or other advisors, which is permitted.  In consideration of the execution of this Agreement, EXECUTIVE shall execute a Non-disclosure and Confidentiality Agreement, in the form provided by BRAINTECH, with respect to BRAINTECH, Inc., and any subsidiaries and affiliates thereof. Any information deemed necessary by BRAINTECH counsel to require public filing stands as allowable exception to this clause.

14.       BEST EFFORTS:  EXECUTIVE will, at all times, faithfully, industriously and to the best of his or her ability, experience and talents, perform the services provided herein or any other duties required of or from him or her pursuant to the express terms set forth in this Agreement, to the reasonable satisfaction of the CEO.  EXECUTIVE represents and warrants to BRAINTECH that EXECUTIVE is under no obligation to any prior employer that would prevent or in any way interfere with the utmost fulfillment of his role(s) with BRAINTECH.

15.       SUCCESSORS; BINDING AGREEMENT:

(a)       BRAINTECH shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of BRAINTECH to expressly assume and agree to perform this Agreement in the same manner and to the same extent that BRAINTECH would be required to perform it if no such succession had taken place.  BRAINTECH as hereinbefore defined, includes BRAINTECH and any successor to its business and/or assets or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)       This Agreement and all rights of EXECUTIVE hereunder shall inure to the benefit of and be enforceable by EXECUTIVE'S personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If EXECUTIVE should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

16.       SEVERABILITY.  Should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court, governmental agency, or arbitrator of competent jurisdiction, such determination shall not affect the enforceability of the other provisions.

17.       GOVERNING LAW; DISPUTES:  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Virginia without giving effect to any choice of law or conflict of law provision or rule (whether of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Virginia.  The parties hereby submit to the jurisdiction of the courts of Virginia in connection with any dispute related to this Agreement.  In the event of litigation between the parties related to this Agreement, the prevailing party shall be entitled to reimbursement of reasonable legal fees and expenses incurred in connection with such litigation.

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18.       PARAGRAPH HEADINGS:  The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

19.       COMPLETE AGREEMENT:  This Agreement contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties.  The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representation including the execution and delivery of this Agreement except such representations as are specifically set forth in this Agreement and each of the Parties acknowledges that he or it has relied on its own judgment in entering into this Agreement. This Agreement may be amended only by a written amendment signed by both EXECUTIVE and BRAINTECH, provided, however, that the 2009 Bonus Incentive Plan and the Bonus Plan may be amended unilaterally by BRAINTECH from time to time without EXECUTIVE’s consent.

20.       INDEMNIFICATION:  BRAINTECH shall indemnify EXECUTIVE against any and all expenses, including amounts paid upon judgments, counsel fees, environmental penalties and fines, and amounts paid in settlement (before or after suit is commenced), incurred by EXECUTIVE in connection with his defense or settlement of any claim, action, suit or proceeding in which he is made a party or which may be asserted against him by reason of his employment or the performance of duties in this Agreement. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw agreement, or otherwise.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

BRAINTECH, Inc.

By:
            Frederick Weidinger, President & CEO

EXECUTIVE

            Jerry Osborn

Braintech, Inc.
Proprietary and Confidential

Appendix I

BONUS SECURITIES COMPENSATION STRUCTURE

This Appendix details the Bonus & Incentive Compensation which EXECUTIVE will be entitled to as described in Paragraph 7 of the Employment Agreement (the “Agreement”) between EXECUTIVE and BRAINTECH dated January 28, 2009.

Bonus Stock grants and Bonus Stock Option grants (the “Bonus Securities”) are subject to the terms and conditions of the Bonus Stock and Bonus Stock Option Incentive Plan (the “Bonus Plan”), attached hereto as Schedule 1.

Each of the share certificates for any Bonus Stock grants subject to Milestones will be issued effective as of the Effective Date within 20 days thereafter but shall be held by BRAINTECH until vesting, at which time they will be immediately delivered to EXECUTIVE.  For the avoidance of doubt, each Milestone shall apply only to the tranche of Bonus Stock or Bonus Stock Options to which it expressly applies, and no Milestone shall apply to any other provision of this Agreement.

Milestone 1:        Employment:  The start of EXECUTIVE’s employment with BRAINTECH and EXECUTIVE’s continuation of such employment without voluntary termination of such employment for one (1) year after the Effective Date.  On achievement of Milestone 1, 250,000 shares of EXECUTIVE’s Bonus Stock will vest.

Milestone 2:        Revenue:  EXECUTIVE introduces and develops an end-user relationship that leads to at least six (6) unique eVF purchase orders, with a minimum of $50,000 BRAINTECH revenue per purchase order.  On achievement of Milestone 2, 250,000 shares of EXECUTIVE’s Bonus Stock will vest.

Milestone 3:        (a) Operations:  EXECUTIVE develops BRAINTECH operations protocols for competitive advantage in marketplace, including proposal process, documentation creation, services pricing, license pricing, order execution process, and facilities and equipment review and utilization plan such that all BRAINTECH facilities have the necessary vision and robotics software.

(b) Open House: EXECUTIVE successfully organizes and implements (including invitations) the BRAINTECH open house in its new metro Detroit offices with eVF running on at least three (3) different robot brands during the open house. The open house must occur no later than April 30, 2009.

On achievement of Milestones 3(a) and 3(b), 250,000 shares of EXECUTIVE’s Bonus Stock will vest.

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Milestone 4:        Partners: EXECUTIVE introduces and develops at least five (5) strategic system integrator partners that lead to at least two (2) customer orders of a minimum of $100,000 BRAINTECH revenue per order. Also, EXECUTIVE conducts a review and makes recommendations regarding BRAINTECH’s current integrator program.  On achievement of Milestone 4, 500,000 shares of EXECUTIVE’s Bonus Stock will vest.

Milestone 5:        Product Specification:  EXECUTIVE obtains the approval of BRAINTECH as a preferred supplier with a specification of eVF within: (a) a major automotive OEM account and (b) a major general industry account, resulting in BRAINTECH revenues of at least $150,000 from each account. On achievement of Milestone 5, 500,000 shares of EXECUTIVE’s Bonus Stock will vest.

Milestone 6:        Contacts:  EXECUTIVE conducts a review of current BRAINTECH sales, revenue and commission plan, and identifies and introduces to BRAINTECH at least five (5) new accounts for each of the eight (8) BRAINTECH salespersons (including such salesperson which are not yet hired).  On achievement of Milestone 6, 250,000 of EXECUTIVE’s Bonus Stock Options will vest and become fully exercisable for the remainder of their term.

Milestone 7:        Support and Services Revenue:  EXECUTIVE develops and manages at least $150,000 in 2009 BRAINTECH support and services revenue.  On achievement of Milestone 7, 250,000 of EXECUTIVE’s Bonus Stock Options will vest and become fully exercisable for the remainder of their term.

Notes to Milestones:

Overlap:  Should any other BRAINTECH employee’s objectives or milestones be common to or overlap with EXECUTIVE’s Milestones, the achievement of these milestones by EXECUTIVE would not be considered exclusive of the other employee’s.

Catch-All:  If EXECUTIVE delivers or is responsible for bringing in at least $3,000,000 in 2009 BRAINTECH revenue, then all of EXECUTIVE’s Milestones shall be deemed achieved, and all of his Bonus Stock and Bonus Stock Options shall vest.

In addition to the vesting of the applicable Bonus Securities that will occur on achievement of the applicable Milestone set forth above, recognizing that the corporate goals may change quickly in a small company, vesting of applicable Bonus Securities shall also occur if the CEO decides to award the Bonus Stock or Bonus Stock Options associated with each Milestone based on other achievements of the EXECUTIVE which in the judgment of the CEO are as important to BRAINTECH as to the applicable Milestone(s), notwithstanding the specificity of each Milestone set forth above,

EXECUTIVE’s Bonus Stock Options, regardless of when they vest, shall have an exercise price equal to the closing market price of BRAINTECH stock on the Effective Date of the Agreement.

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INCENTIVE BONUS SUMMARY

	Bonus Stock	Bonus Stock Options

Milestone 1	250,000
Milestone 2	250,000
Milestone 3	250,000
Milestone 4	500,000
Milestone 5	500,000
Milestone 6		250,000
Milestone 7		250,000

Total	1,750,000	500,000

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SCHEDULE 1 TO EMPLOYMENT AGREEMENT

Bonus Stock and Bonus Stock Option Incentive Plan

(the “Bonus Plan”)

1.       PURPOSE OF THE BONUS PLAN

1.1      The purpose of this Bonus Plan is to strengthen Braintech, Inc. (the “Company”) by rewarding its directors and key employees (collectively referred to as the “Participants”) for high levels of performance and extraordinary efforts resulting in an increase in the development of the Company and the sales and earnings of the Company.  The Bonus Plan provides for the issuance of common stock of the Company (“Bonus Stock”) and options to acquire common stock of the Company (“Bonus Stock Options”) to the Participants upon the Company reaching certain identifiable milestones (the “Milestones”) in its business plan, and is intended to reward the Participants for their unique expertise and experience in achieving these Milestones.  Bonus Stock and Bonus Stock Options are hereinafter collectively referred to as “Bonus Securities”.

1.2      The Company believes that, from a corporate governance perspective, it is more appropriate to provide a reward mechanism of this nature than to provide incentive to insiders exclusively in the form of stock options, since the Company’s share price can vary in accordance with a range of external factors not related to the performance of management and key employees.

2.       ADMINISTRATION OF THE BONUS PLAN

2.1      Administration.  This Bonus Plan will be administered by the Chief Executive Officer (the “CEO”) of the Company who shall make recommendations to the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) with regard to awards of Bonus Securities and the related terms and conditions. The Board will establish the initial targets and parameters for the issuance of such Bonus Securities that may serve as guidelines to the CEO.  Upon approval of the Committee of any such CEO award recommendations, such recommendations shall be final unless such awards are outside the established Board targets in which case the Board must approve the final recommended award. Any such action of the Board with respect to such final approval will be taken pursuant to a majority vote, or to the written consent of a majority of its members.

2.2      Authority.  Subject to the express provisions of the Bonus Plan, the CEO will have the authority to construe and interpret the Bonus Plan and to define the terms used herein and to prescribe, amend and rescind the rules and regulations relating to the administration of the Bonus Plan.  The determination of the CEO on the foregoing matters will be conclusive.  The CEO shall not have the authority to make any change or amendment to the Bonus Plan that would affect any Participant to the extent that the Participant is a party to an employment agreement with the Company that requires the Participant’s consent to such change or amendment.

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3.       PARTICIPATION

3.1      Eligibility.  Directors and key employees of the Company shall be eligible for selection by the CEO to participate in the Bonus Plan.  An individual who has been granted Bonus Securities may, if otherwise eligible, be granted additional Bonus Securities if the CEO shall so determine.

3.2      Time of Granting of Bonus Securities.  The granting of Bonus Securities pursuant to this Bonus Plan will take place at the time specified in any employment agreement or any other written agreement between the Company and the Participant.  The granting of Bonus Securities may be subject to certain Milestones agreed upon in writing between the Company and the Participant.  In the event that Bonus Securities, subject to Milestones, are granted prior to the time that the Milestones have been achieved then, until such time as the Milestones have been achieved, such Bonus Securities shall be subject to escrow restrictions as set forth in Section 7.2.

4.       STOCK SUBJECT TO THE BONUS PLAN

4.1      Subject to the adjustments as provided in Article 9 of this Bonus Plan, the stock to be offered under this Bonus Plan will be shares of the Company’s authorized but unissued common stock, including re-acquired common stock or common stock previously issued but cancelled.  The aggregate amount of shares that may be issued under the Bonus Plan will not exceed 30 million (30,000,000) shares.  The aggregate amount of shares to be issued as Bonus Stock will not exceed 20 million (20,000,000) shares and the aggregate amount of shares to be issued pursuant to the exercise of Bonus Stock Options will not exceed 10 million (10,000,000) shares.

5.       MILESTONES

5.1      Performance Milestones will be determined by the Company and included in any employment agreement or any other written agreement between the Company and the Participant.  Each Milestone will be subject to a time restriction for achieving that Milestone.  Bonus Stock Options granted will be subject to the provision of Section 6 and Bonus Stock granted will be subject to the provision of Section 7

6.       PROVISIONS RELATING TO THE STOCK OPTIONS

6.1      Option Price.  The purchase price of stock covered by each Bonus Stock Option will be determined by the CEO taking into consideration the market value of the underlying shares on the date of grant.  The purchase price of any stock purchased will be paid in full by bank draft or by certified cheque at the time of each purchase, or will be paid in such other manner as the CEO may determine in compliance with applicable laws.

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6.2      Option Period.  Each Bonus Stock Option and all rights or obligations thereunder will expire on the fifth (5th) anniversary of the date on which the Bonus Stock Option is granted or on such other date as the CEO may determine or the Company may have agreed to contractually, subject to earlier termination as hereinafter provided.

6.3      Privileges of Stock Ownership.  The holder of a Bonus Stock Option pursuant to this Bonus Plan will not be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered to him.

6.4      Exercise of Option.  Each Bonus Stock Option may be exercised in accordance with its terms and the total number of shares subject thereto may be purchased, in installments, which need not be equal.  No Bonus Stock Option or installment thereof will be exercisable except in respect to whole shares, and fractional share interests will be disregarded.

6.5      Agreement to Remain in Employ of Company.  Each individual to whom a Bonus Stock Option is granted is not required to remain in the employ of the Company following the date of the grant of the Bonus Stock Option.  Nothing contained in this Bonus Plan, or in any Bonus Stock Option granted pursuant to this Bonus Plan, will confer upon any individual any right to continue in the employ of the Company or constitute any contract or agreement of employment or interfere in any way with the right of the Company to reduce such individual’s compensation from the rate in existence at the time of the granting of a Bonus Stock Option or to terminate such individual’s employment, but nothing contained herein or in any Bonus Stock Option agreement will affect any contractual rights of an individual.

6.6      Death of an Individual. If any Bonus Stock Option holder dies while employed by the Company, such holder’s Bonus Stock Option will, subject to earlier termination pursuant to Section 6.2, expire two years (2) years after the date of such death, and during such period after such death such Bonus Stock Option may, to the extent that the holder may have exercised the Bonus Stock Option if alive during such period, be exercised by the person or persons to whom the Bonus Stock Options holder’s rights under the Bonus Stock Option will pass by will or by the applicable laws of descent and distribution.

6.7      Termination.  Subject to Section 6.6 and earlier termination pursuant to Section 6.2, if the holder of a Bonus Stock Option resigns or ceases to be employed by the Company for any reason other than death, such holder’s Bonus Stock Option will expire and become null and void thirty (30) days after the holder ceases to be a director or key employee of the Company or on such other date as the Committee may determine or the Company may have agreed to contractually.  During such period, the Bonus Stock Option will be exercisable only to the extent the holder could have exercised the Bonus Stock Option at the date the holder ceased to be a director or key employee of the Company.

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6.8      Non-transferability of Stock Options.  A Bonus Stock Option granted under this Bonus Plan will, by its terms, be non-transferable by the Bonus Stock Option holder other than by will or by the laws of descent and distribution and will be exercisable during his lifetime only by the Bonus Stock Option holder [or heirs].

7.       PROVISIONS RELATING TO BONUS STOCK

7.1      The Company will issue share certificates in the names of the Participants in accordance with the terms of any employment agreement or any other written agreement between the Company and the Participant in the amounts detailed in such agreements and the Participant will purchase the shares for the purchase price of $0.01 per share.

7.2      Each of the share certificates for any shares subject to Milestones will be held in escrow by a third party escrow agent until such time as the individual Milestones have been met or until the time restriction for achieving the individual Milestones has elapsed.  On notification by the Company that an individual Milestone has been met, the third party escrow agent will deliver the share certificate to the appropriate Participant.

7.3      In the event that an individual Milestone has not been achieved within the time restriction for achieving that Milestone, the Company will purchase the share certificate from the Participant for the purchase price of $0.01 per share.

8.       COMPLIANCE WITH SECURITIES LAWS

8.1      Shares will not be issued pursuant to the grant of Bonus Stock or the exercise of a Bonus Stock Option unless the grant of Bonus Stock and the exercise of such Bonus Stock Option and the issuance and delivery of such shares pursuant thereto will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated there under, and the requirements of any Stock Exchange.

8.2      As a condition to the grant of Bonus Stock or the exercise of a Bonus Stock Option, the Company may require the recipient to represent and warrant at the time of any such grant or exercise that the shares received or purchased are being received or purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by law.

8.3      Further, the Company will have no liability whatsoever (including, but not restricted to, alternate compensation) to the holder of a Bonus Stock Option if a change in the exercise price or a change in the terms and provisions of a Bonus Stock Option and/or this Bonus Plan hereof is required pursuant to any applicable laws.

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8.4      The Company and any party to this Bonus Plan will comply with all relevant provisions of law relating to this Bonus Plan and any Bonus Stock or Bonus Stock Option granted hereunder.

9.       ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

9.1      Corporate Reorganizations.  If the outstanding shares of the stock of the Company are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or merger as a result of which the Company is the surviving corporation, or otherwise, an appropriate and proportionate adjustment will be made in the number and kind of shares as to which Bonus Securities may be granted.  A corresponding adjustment changing the number of Bonus Stock allocated but not issued, which will have been allocated prior to any such change, will likewise be made.  A corresponding adjustment changing the number of shares and the exercise price per share allocated to unexercised Stock Options or portions thereof, which will have been granted prior to any such change, will likewise be made.  Any such adjustment, however, in an outstanding Bonus Stock Option will be made without change in the total price applicable to the unexercised portion of the Bonus Stock Option but with a corresponding adjustment in the price for each share covered by the Bonus Stock Option.

9.2      Dissolution, Liquidation.  Upon the dissolution or liquidation of the Company, or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, unless all of the obligations of this Bonus Plan have been assumed by a successor entity, holders of Bonus Securities shall be treated, for purposes of such dissolution, liquidation, reorganization, merger or consolidation as holding fully vested and unrestricted shares of Common Stock of the Company and, accordingly, be treated the same as other holders of Common Stock.

10.      INCOME TAX LAWS

10.1     The Company and all Participants will comply with all applicable income tax laws and other tax laws (e.g. any withholding tax or similar obligations).

11.      AMENDMENT AND TERMINATION

11.1     The Board may at any time suspend, amend or terminate this Bonus Plan as the Board, in its own discretion, sees fit.  No Bonus Stock may be issued and no Bonus Stock Option may be granted during any suspension of the Bonus Plan or after such termination.  The amendment, suspension or termination of the Bonus Plan will not, without the consent of Bonus Stock Option holder, alter or impair any rights or obligations under any Bonus Stock Option theretofore granted under the Bonus Plan.

11.2     Unless terminated sooner by the Board of Directors, this Bonus Plan will terminate at the close of business on October 22, 2017.

This Bonus Plan was approved and confirmed at a Meeting of the Board of Directors of Braintech, Inc. held October 22, 2007.

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APPENDIX II

MUTUAL GENERAL RELEASE AGREEMENT

          This Mutual General Release Agreement (“Release”) is entered into as of ________________________ (“Termination Date”) by and between Jerry Osborn, an individual (“Executive”) and Braintech, Inc. and its subsidiaries (collectively, “Braintech”) in connection with the Employment Agreement dated as of January 28, 2009 between Executive and Braintech (“Agreement”).  (Each of Executive and Braintech may be hereinafter referred to as a “Party” and collectively as “the Parties.”)

          WHEREAS, Executive’s employment is being terminated without Good Cause by Braintech or by Executive for Good Reason under the Agreement;

          NOW THEREFORE, in consideration of the mutual promises and releases contained in this Release and in exchange for the Severance Pay and Bonus Securities Accelerations described in the Agreement (for purposes of this Release, “Severance Pay” and “Bonus Securities Accelerations” shall have the meaning assigned to them in the Agreement) and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       Executive’s employment is terminated without Good Cause effective as of the Termination Date.

2.       Within 10 days after the execution of this Release, Braintech will pay Executive the Severance Pay and provide Executive with the Bonus Securities Accelerations.

3.       Consideration and Revocation Periods; Effective Date.  Executive acknowledges that he has 21 days in which to consider whether to sign this Release and the opportunity to have it reviewed by counsel, but that he is free to sign the Release before the expiration of the 21-day period if he so chooses.  Executive’s signature on this Release constitutes an express waiver of the 21-day period if he signs it before that period expires.  Braintech’s offer of the Severance Pay and Bonus Securities Accelerations is automatically revoked if Executive has not signed this Release and delivered it to Braintech’s CEO or his designee within this 21-day period.  If Executive timely signs and delivers this Release, he will have seven days following the date on which he signed and delivered this Release to revoke it.  This Release shall not be effective or enforceable, nor will any payment of the Severance Pay and Bonus Securities Accelerations be paid or made available to Executive, until the seven-day revocation period has expired.  Executive agrees that in order for this revocation to be effective, the revocation must be delivered, in writing, to Braintech’s CEO or his designee before the seven-day revocation period has expired.  If no such revocation occurs, this Release shall become effective on the eighth day after Executive signs and delivers this Release to Braintech’s CEO or his designee (“the Effective Date”).

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4.       Severance Pay and Bonus Securities Accelerations.  In consideration for Executive’s promises and undertakings set forth in this Release, Braintech agrees to give Executive the Severance Pay and Bonus Securities Accelerations.  The Parties intend and agree that the payments and benefits described in this Paragraph qualify for exemption from, or comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, and that, except for appropriate tax withholdings and reporting and other obligations of Braintech, Executive shall be solely responsible for the tax consequences to Executive of such payments and benefits.  Executive represents and warrants that he has consulted any tax consultants he deems advisable in connection with the payments and benefits described in this Paragraph and that he is not relying on Braintech or its employees, officers, directors, attorneys or accountants for any tax advice.

5.       General Release of Claims.

a)       Executive, on behalf of himself, and his heirs, representatives, and assigns, hereby waives and fully releases, to the fullest extent permitted by applicable law, Braintech and its current and former owners, partners, directors, officers, shareholders, employees, agents, employee benefit plans, benefit plan administrators and fiduciaries, insurers, attorneys, affiliates, subsidiaries, parents, successors, predecessors and assigns, and any other persons or entities acting by, through, under, or in concert with any of such aforementioned persons or entities (collectively “Releasees”) from any and all complaints, claims, demands, suits and actions, whether in law or in equity, that Executive may have or could assert against them, based upon events occurring before Executive’s execution of this Release, whether these events are now known or unknown, at common law or under any statute or regulation, whether federal, state or local, on any ground whatsoever, known or unknown, asserted or unasserted, arising out of or in any way relating to Executive’s employment with Braintech and the separation thereof, including, but not limited to, claims for breach of contract, the covenant of good faith and fair dealing, wrongful termination/constructive discharge, defamation, intentional or negligent infliction of emotional distress, fraud, negligence, invasion of privacy, and all other torts, and claims arising under any statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Labor Management Relations Act, the National Labor Relations Act, the Employee Retirement and Income Security Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Federal Rehabilitation Act of 1973, 42 U.S.C. section 1981, the Virginia Human Rights Act, and any and all other laws and regulations related to employment, termination, employment discrimination or retaliation, wages, hours, compensation, benefits, and any and all claims for attorneys’ fees and costs.  Notwithstanding the foregoing, this release does not cover any claims that cannot be waived by law, any claims for vested benefits under Braintech’s benefit plans, or any rights to enforce or challenge the validity of this Release.  Nor does this release preclude Executive from filing a charge with the Equal Employment Opportunity Commission or any other governmental administrative agency; Executive, however, is waiving his right to any monetary recovery should the Equal Employment Opportunity Commission or any other governmental administrative agency pursue any claims on his behalf.

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b)       Braintech, on behalf of itself, and its current and former owners, partners, directors, officers, shareholders, employees, agents, employee benefit plans, benefit plan administrators and fiduciaries, insurers, attorneys, affiliates, subsidiaries, parents, successors, predecessors and assigns, and any other persons or entities acting by, through, under, or in concert with any of such aforementioned persons or entities (collectively “Releasors”) hereby waives and fully releases, to the fullest extent permitted by applicable law, Executive and his heirs, representatives, and assigns, from any and all complaints, claims, demands, suits and actions, whether in law or in equity, that Releasors may have or could assert against them, based upon events occurring before Executive’s execution of this Release, whether these events are now known or unknown, at common law or under any statute or regulation, whether federal, state or local, on any ground whatsoever, known or unknown, asserted or unasserted, arising out of or in any way relating to Executive’s employment with Braintech and any and all claims for attorneys’ fees and costs.

6.       Acknowledgements and Representations.

a)       Executive acknowledges, agrees and represents that: (i) Braintech is not required to pay the Severance Pay and provide the Bonus Securities Accelerations unless Executive signs this Release; (ii) Executive has received all other compensation, wages, bonuses, leave and other benefits to which he is entitled, except for (A) previously submitted but unreimbursed expenses which are detailed on an attachment hereto and (B) expenses for which Executive is entitled to reimbursement under the Agreement for periods up to the Termination Date but which have not yet been submitted to Braintech; (iii) he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim; (iv) nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by Braintech or its officers, directors, employees or agents; (v) he is unaware of any right or claim that he may have against Braintech or its directors, officers, employees or agents that has not been released in this Release; and (vi) he has the sole right and authority to execute this Release, and has not sold, assigned or transferred any rights or claims surrendered by virtue of this Release.

b)       Braintech acknowledges, agrees and represents that: (i) nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by Executive; (ii) it is unaware of any right or claim that it may have against Executive; and (iii) it has the sole right and authority to execute this Release, and has not sold, assigned or transferred any rights or claims surrendered by virtue of this Release.

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7.       Severability.  Should any of the provisions of this Release be determined to be invalid or unenforceable by a court, governmental agency, or arbitrator of competent jurisdiction, such determination shall not affect the enforceability of the other provisions.

8.       Governing Law:   This Release shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of Delaware, Province of British Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.       Interpretation, Completeness, Modification.  This Release shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the Parties hereto.  This Release supersedes any and all other agreements or understandings, whether oral, implied, or in writing, between the Parties with respect to the subject matters hereof and contains all of the covenants and agreements between them with respect to such matters in their entirety.  No representations, inducements, promises or agreements have been made by the Parties that are not embodied herein, and no other agreement, statement or promise not contained in this Release shall be valid or binding.  Any modification to this Release will be effective only if it is in writing and signed by the Parties hereto.

10.      Additional Warranties.  Each Party expressly warrants that: (a) it has carefully read and fully understands all the provisions of this Release; (b) it understands that through this Release it is releasing the other Party from any and all claims it may have against it; (c) it is signing this Release knowingly and voluntarily, free from any duress or coercion; and (d) it has been (and hereby is) advised to consult with an attorney of its own choosing in deciding whether to sign this Release.

IN WITNESS WHEREOF, the Parties have executed this Release as of the Termination Date.

JERRY OSBORN Signature: ___________________________	BRAINTECH, Inc. By: Frederick Weidinger Its: President & CEO Signature: ___________________________

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